Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CYMABAY THERAPEUTICS, INC.

CYMABAY THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is CYMABAY THERAPEUTICS, INC.

SECOND: The Corporation was originally incorporated in the State of Delaware on October 5, 1988 under the name Transtech Corporation. The Corporation changed its name to Transplantation Technology, Inc. by an amendment filed on April 27, 1989. The Corporation changed its name from Transplantation Technology, Inc. to Transtech Medical, Inc. by an amendment filed on June 15, 1992. The Corporation changed its name from Transtech Medical, Inc. to Metabolex, Inc. by a Restated Certificate of Incorporation filed on September 30, 1994. The Corporation changed its name from Metabolex, Inc. to CymaBay Therapeutics, Inc. by a Restated Certificate of Incorporation filed on July 30, 2013.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

1. Article IV, Section A shall be amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 210,000,000 shares. 200,000,000 shares shall be Common Stock, each having a par value of $0.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on June 23, 2020 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signature Page Follows.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 23rd day of June, 2020.

CYMABAY THERAPEUTICS, INC.

/s/ Sujal Shah
Sujal Shah, President and
Chief Executive Officer